Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2014 Results

LOUISVILLE, KY. (August 4, 2014) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended July 1, 2014.

	Second Quarter			Year to Date
($000’s)	2014	2013	% Change	2014	2013	% Change

Total revenue	$395,363	$352,119	12	$792,505	$711,795	11
Income from operations	34,401	29,797	15	74,585	67,965	10
Net income	23,081	19,963	16	49,546	46,134	7
Diluted EPS	$0.33	$0.28	17	$0.70	$0.65	8

Results for the second quarter included:

•                  Diluted earnings per share increased 16.7% to $0.33 from $0.28 in the prior year;

•                  Lower costs associated with the Company’s annual managing partner conference positively impacted year-over-year operating results for the quarter as costs were $2.4 million lower compared to the prior year period;

•                  Comparable restaurant sales increased 2.9% at company restaurants and 3.5% at franchise restaurants;

•                  Six company restaurants were opened;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 45 basis points to 18.1%; and

•                  The Company repurchased 300,000 shares of its common stock for $7.6 million.

Results for the year-to-date included:

•                  Diluted earnings per share increased 7.6% to $0.70 from $0.65 in the prior year;

•                  As previously stated, costs associated with the Company’s annual managing partner conference were $2.4 million lower compared to the prior year period;

•                  Comparable restaurant sales increased 2.9% at company restaurants and 3.6% at franchise restaurants;

•                  12 company restaurants and one franchise restaurant were opened;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 10 basis points to 18.7%;

•                  Income tax rate increased 185 basis points to 30.3%, primarily due to the expiration of certain federal tax credits at the end of 2013; and

•                  The Company repurchased 1,260,000 shares of its common stock for $31.8 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased to report another quarter of double-digit revenue growth led by strong operating week growth and positive comparable restaurant sales, including solid traffic growth.  Our restaurant development included six new restaurants during the quarter, including our first restaurant in Alaska and we now operate in 49 states and three foreign countries.  Looking forward, we will continue to focus on opening restaurants in new and existing markets and driving traffic growth and market share gains through our ongoing commitment to legendary food and service.  This philosophy, along with our dividend and share repurchase programs, will continue to drive shareholder value.”

2014 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its third quarter of fiscal 2014 increased approximately 4.0% compared to the prior year period.

Management reiterated the following expectations for 2014:

•                  Positive comparable restaurant sales growth;

•                  Low single digit food cost inflation;

•                  Total capital expenditures of $100.0 to $110.0 million; and

•                  An income tax rate of approximately 30.0% to 31.0% which is higher than the 2013 income tax rate primarily as a result of the expiration of certain federal tax credits at the end of 2013.

Management updated the following expectation for 2014:

•                  Approximately 25 company restaurant openings.

Conference Call

The Company is hosting a conference call today, August 4, 2014 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 627-6582 or (719) 325-4820 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870 -5176 or (858) 384-5517 for international calls, and use 9936831 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 430 restaurants system-wide in 49 states and three foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7269

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 1, 2014	June 25, 2013	July 1, 2014	June 25, 2013

Revenue:
Restaurant sales	$391,819	$348,929	$785,775	$705,493
Franchise royalties and fees	3,544	3,190	6,730	6,302

Total revenue	395,363	352,119	792,505	711,795

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Cost of sales	137,082	120,212	271,894	244,764
Labor	115,182	101,723	229,854	203,384
Rent	8,128	7,152	16,170	14,209
Other operating	60,362	54,989	121,215	110,767
Pre-opening	4,455	4,240	8,732	7,064
Depreciation and amortization	14,433	12,190	28,518	24,402
Impairment and closure	9	27	26	84
General and administrative	21,311	21,789	41,511	39,156

Total costs and expenses	360,962	322,322	717,920	643,830

Income from operations	34,401	29,797	74,585	67,965

Interest expense, net	514	567	1,072	1,162
Equity income from investments in unconsolidated affiliates	353	218	565	398

Income before taxes	34,240	29,448	74,078	67,201
Provision for income taxes	10,215	8,583	22,445	19,117

Net income including noncontrolling interests	$24,025	$20,865	$51,633	$48,084
Less: Net income attributable to noncontrolling interests	944	902	2,087	1,950
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$23,081	$19,963	$49,546	$46,134

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.33	$0.29	$0.71	$0.66
Diluted	$0.33	$0.28	$0.70	$0.65

Weighted average shares outstanding:
Basic	69,705	70,030	69,918	69,693
Diluted	70,577	71,267	70,822	70,924

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

		(As Adjusted) (1)
	July 1, 2014	December 31, 2013

Cash and cash equivalents	$77,461	$94,874
Other current assets	41,222	50,869
Property and equipment, net	612,528	586,212
Goodwill	117,197	117,197
Intangible assets, net	6,989	7,876
Other assets	21,157	20,616

Total assets	$876,554	$877,644

Current maturities of long-term debt	113	243
Other current liabilities	170,370	174,937
Long-term debt, excluding current maturities	50,760	50,990
Other liabilities	57,269	57,614
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	591,210	587,659
Noncontrolling interests	6,832	6,201

Total liabilities and equity	$876,554	$877,644

(1)         December 31, 2013 revised to reflect the impact of adjustments to purchase price accounting related to 2013 acquisitions in accordance with generally accepted accounting principles (“GAAP”).

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	26 Weeks Ended
	July 1, 2014	June 25, 2013

Cash flows from operating activities:
Net income including noncontrolling interests	$51,633	$48,084
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	28,518	24,402
Share-based compensation expense	7,399	6,971
Other noncash adjustments	(1,044)	552
Change in working capital	(5,813)	(11,412)
Net cash provided by operating activities	80,693	68,597

Cash flows from investing activities:
Capital expenditures - property and equipment	(53,971)	(35,159)
Proceeds from sale of property and equipment, including insurance proceeds	1,193	4
Net cash used in investing activities	(52,778)	(35,155)

Cash flows from financing activities:
Repurchase shares of common stock	(31,760)	—
Dividends paid	(10,473)	(21,512)
Other financing activities	(3,095)	6,441
Net cash used in financing activities	(45,328)	(15,071)

Net (decrease) increase in cash and cash equivalents	(17,413)	18,371
Cash and cash equivalents - beginning of year	94,874	81,746
Cash and cash equivalents - end of period	$77,461	$100,117

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2014	2013	vs LY		2014	2013	vs LY

Restaurant openings
Company - Texas Roadhouse	6	6	0		12	9	3
Company - Other	0	1	(1)		0	1	(1)
Franchise - Texas Roadhouse	0	1	(1)		1	3	(2)
Total	6	8	(2)		13	13	0

Restaurants open at the end of the quarter
Company - Texas Roadhouse	357	327	30
Company - Other	1	3	(2)
Franchise - Texas Roadhouse	75	75	0
Total	433	405	28

Company-owned restaurants
Restaurant sales	$391,819	$348,929	12.3%		$785,775	$705,493	11.4%
Store weeks	4,593	4,214	9.0%		9,117	8,388	8.7%
Comparable restaurant sales growth (1)	2.9%	4.5%			2.9%	4.1%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	2.9%	4.5%			2.9%	4.1%
Average unit volume (2)	$1,099	$1,073	2.4%		$2,220	$2,170	2.3%
Weekly sales by group:
Comparable restaurants (313 units)	$84,964
Average unit volume restaurants (20 units) (3)	$77,873
Restaurants less than 6 months old (24 units)	$97,734

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	35.0%	34.5%	53	bps	34.6%	34.7%	(9	)bps
Labor	29.4%	29.2%	24	bps	29.3%	28.8%	42	bps
Rent	2.1%	2.0%	2	bps	2.1%	2.0%	4	bps
Other operating	15.4%	15.8%	(35	)bps	15.4%	15.7%	(27	)bps
Total	81.9%	81.4%	45	bps	81.3%	81.2%	10	bps

Restaurant margin (4)	18.1%	18.6%	(45	)bps	18.7%	18.8%	(10	)bps
Restaurant margin $/Store week	$15,472	$15,390			$16,084	$15,781

Franchise-owned restaurants
Franchise royalties and fees	$3,544	$3,190	11.1%		$6,730	$6,302	6.8%
Store weeks	975	966	0.9%		1,937	1,332	45.4%
Comparable restaurant sales growth (1)	3.5%	5.3%			3.6%	4.5%
Average unit volume (2)	$1,171	$1,112	5.3%		$2,361	$2,236	5.6%

Pre-opening expense	$4,455	$4,240	5.1%		$8,732	$7,064	23.6%

Depreciation and amortization	$14,433	$12,190	18.4%		$28,518	$24,402	16.9%
As a % of revenue	3.7%	3.5%	19	bps	3.6%	3.4%	17	bps

General and administrative expenses	$21,311	$21,789	(2.2)%		$41,511	$39,156	6.0%
As a % of revenue	5.4%	6.2%	(80	)bps	5.2%	5.5%	(26	)bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.